TRUEBLUE ANNOUNCES LEADERSHIP TRANSITION
- Chief Executive Officer Steven C. Cooper Named Executive Chairman of the Board -
- President and Chief Operating Officer Patrick Beharelle Promoted to Chief Executive Officer -

TACOMA, WA-July 30, 2018 -- TrueBlue, Inc. (NYSE:TBI) announced today that Chief Executive Officer Steven C. Cooper will become Executive Chairman of the Board, succeeding Joe Sambataro Jr. This transition will take place September 1, 2018 and Mr. Sambataro will remain on the board.

Mr. Cooper, a 19-year company veteran which includes 12 years as CEO, led the company’s transformation from a general labor staffing business to a specialized workforce solutions provider. Mr. Cooper will step down from his role as CEO to be succeeded by President and Chief Operating Officer Patrick Beharelle, who has been named President and CEO and a member of the board, effective September 1, 2018. Mr. Cooper will also retire as an executive of the company at year-end and continue to serve as Chairman of the Board.

“Steve, Joe and the full board have been actively engaged in creating and executing a robust succession planning process over the last several years,” stated Lead Independent Director Jeffrey B. Sakaguchi. “As a result, we have a strong board and management leadership team in place ready to support Patrick in his new role. Steve and Patrick have track records of leadership success, and the board is highly confident these proven executives have the right skills to succeed in their new roles.”

CEO Steve Cooper said, “Patrick has worked closely with me and the executive team for several years and is a well-respected and proven leader within our organization, with our customers and within our industry. His industry experience, track record of success and intimate knowledge of our business make him an exceptional choice as our next CEO.”

Mr. Beharelle has served as President and Chief Operating Officer since 2015, leading the company’s operational, business development, technology and human resource functions as well its digital transformation strategies. He joined the Company in 2014 following the acquisition of PeopleScout and Staff Management, which he led as CEO from 2009 to 2014, delivering a solid track record of organic growth. Mr. Beharelle has spent over 22 years in the staffing, recruitment process outsourcing and consulting industries and was recently inducted into the Staffing Industry Analysts’ Hall of Fame, joining Mr. Cooper who was inducted into the Hall of Fame in its inaugural class last year.

In regard to Mr. Sambataro, Lead Independent Director Jeffrey B. Sakaguchi stated, “Joe’s steady and sound oversight has been instrumental in shaping the company’s strategy, business model and culture. The impact of his board leadership in establishing best practices in governance and strategy development will benefit the company for years to come.”

About TrueBlue:

TrueBlue (NYSE: TBI) is a leading provider of specialized workforce solutions that help clients create growth, improve efficiency and increase reliability. TrueBlue connected approximately 740,000 people with work during 2017 in a wide variety of industries through its PeopleReady segment offering industrial staffing services, PeopleManagement segment offering contingent and productivity-based onsite staffing services, and PeopleScout segment offering Recruitment Process Outsourcing (RPO) and Managed Service Provider (MSP) solutions. Learn more at www.trueblue.com.

Forward-looking Statements

This document contains forward-looking statements relating to our plans and expectations, all of which are subject to risks and uncertainties. Such statements are based on management’s expectations and assumptions as of the date of this release and involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements including: (1) national and global economic conditions, (2) our ability to attract and retain customers, (3) our ability to maintain profit margins, (4) new laws and regulations that could have a material effect on our operations or financial results, (5) our ability to successfully complete and integrate acquisitions (6) our ability to attract sufficient qualified candidates and employees to meet the needs of our customers, (7) our ability to successfully execute on new business strategies and initiatives such as the consolidation of our service lines and leveraging of mobile technology, and (8) uncertainty surrounding the interpretation and application of the recent 2017 Tax Cuts and Jobs Act and any reduction or change in tax credits we utilize, including the Work Opportunity Tax Credit. Other information regarding factors that could affect our results is included in our Securities Exchange Commission (SEC) filings, including the company's most recent reports on Forms 10-K and 10-Q, copies of which may be obtained by visiting our website at www.trueblue.com under the Investor Relations section or the SEC's website at www.sec.gov. We assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law. Any other reference to future financial estimates are included for informational purposes only and subject to risk factors discussed in our most recent filings with the SEC.

In addition, we use several non-GAAP financial measures when presenting our financial results in this document. Please refer to the reconciliations between our GAAP and non-GAAP financial measures in the appendix to this document and on our website at www.trueblue.com under the Investor Relations section for a complete perspective on both current and historical periods. The presentation of these non-GAAP financial measures is used to enhance the understanding of certain aspects of our financial performance. It is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with U.S. GAAP, and may not be comparable to similarly titled measures of other companies.

Contact:
Derrek Gafford, EVP & CFO
253-680-8214